Exhibit (10)(a)

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm” in Post-Effective Amendment No. 29 to the 1933 Act Registration Statement (Form N-4 No. 333-141766) and Amendment No. 319 to the 1940 Act Registration Statement (Form N-4 No. 811-08441), and to the use therein of our reports dated (a) March 31, 2017, with respect to the financial statements of Lincoln Life & Annuity Company of New York and (b) April 7, 2017, with respect to the financial statements of Lincoln Life & Annuity Variable Annuity Account H for the registration of interests in a separate account under individual flexible payment deferred variable annuity contracts.

Philadelphia, Pennsylvania

April 11, 2017